Exhibit 10.5

IMPRIMIS PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of April 1, 2012 (the “Effective Date”), by and between Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mark L. Baum (“Executive”):

WHEREAS, The Company and the Executive desire to enter into this Agreement to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

The parties hereby agree as follows:

1.

Duties.

1.1

Position.  Executive shall serve as the Company’s Chief Executive Officer, and serve as a director on the Company’s Board of Directors (the “Board”), and shall have the duties and responsibilities incident to such position and such other duties as may be determined in consultation with the Board. Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities and agrees to and shall devote his full time, attention and effort to the business of the Company and other assignments as directed by the Board.  The Executive will report directly to the Board.

1.2

Best Efforts.  Executive will expend his best efforts on behalf of the Company in connection with his employment and will abide by all policies and decisions made by Board, as well as all applicable federal, state and local laws, regulations or ordinances.

1.3

Start Date.  Executive agrees that he will report to work at the Company’s headquarters on April 1, 2012 (the “Start Date”).  For purposes of clarity, the Start Date will be used to calculate Executive’s compensation and benefits pursuant to Sections 3 through 7 of this Agreement.

2.

At-Will Employment.  Executive’s employment with the Company is not for a specific term and can be terminated by Executive or the Company at any time and for any reason, with or without cause or advanced notice.  The at-will nature of Executive’s employment described in this Agreement shall constitute the entire agreement between Executive and the Company concerning the nature and duration of Executive’s employment and the circumstance under which Executive or the Company may terminate the employment relationship.  No oral statement by any person can change the at-will nature of Executive’s employment with the Company.  If Executive shall cease serving as the Company’s Chief Executive Officer, Executive agrees to simultaneously submit his resignation from the Board.  In addition, Executive agrees to continue to abide by the Company’s Information and Inventions Agreement following his resignation or the termination of his employment with the Company.

3.

Compensation.

3.1

Annual Base Salary. As compensation for Executive’s performance of his duties hereunder, the Company shall pay to Executive an initial base annual salary of Two Hundred Thousand and Four Hundred Dollars ($200,400), starting on the Start Date (“Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

3.2

Annual Bonus.  The Executive shall be eligible at the sole discretion of the Board to receive an annual cash bonus in an amount up to 30% of his Annual Base Salary (the “Annual Bonus”) beginning in fiscal 2013.  The actual amount of the Annual Bonus will be determined by the Board based on Executive’s achieving Company and personal goals established and mutually agreed upon between the Executive and the Board of Directors.  Both the goals for the Company and the Executive shall be agreed to by Executive and the Board of Directors as follows:  (i) for the remainder of fiscal year 2012; and (ii) for fiscal year 2013, on or before January 31, 2013; and (iii) for each fiscal year thereafter, on or before January 31 for that particular year.  In addition, the Board of Directors and the Executive hereby agree that the objectives for the other officers or employees will be determined on the same dates as set forth above. If awarded, the Annual Bonus will be paid on or before March 15 of the year following the year in which the Annual Bonus was earned.

3.3

Annual Review of Base Salary.  The Board of the Directors shall review the Executive’s performance prior to each anniversary of this Agreement; and on or prior to each anniversary of this Agreement, the Board shall provide Executive with notification of the range of increase in the Executive’s Base Salary, which shall be not less than 15% in any case for a given subsequent annual period.

3.4

Equity Grants. Subject to approval of the Board of Directors, the Executive shall be eligible to receive a stock option grant for 300,000 shares of common stock in accordance with Imprimis’s 2007 Incentive Stock and Awards Plan.  For these initial grants of stock options and restricted common stock, they will vest as follows: 25% of the option shares shall vest immediately upon the Start Date, with the balance of the option shares vesting in equal monthly installments over the next 24 months beginning 30 days after the Start Date.  The exercise price of the stock option will $.90 per share. The vesting of all options will fully accelerate upon an Involuntary Termination of Executive’s employment within twelve months following a Change of Control (as such terms are defined in Executive’s Option Agreement).

3.5

[RESERVED]

3.6

Future Equity Grants.  In addition, in connection with setting the Executive’s annual compensation, the Board will agree to examine the Executive’s overall annual compensation package and issue an appropriate stock option grant or other equity award based on the Company’s comparator group.

4.

Health and Welfare Benefit Plans. The Company will provide to Executive and his family throughout the term of this Agreement health, dental and vision and other benefits on the same or substantially similar terms as those provided to Executive and the other executive officers of the Company during the first six months of Executive’s employment with the Company.

5.

Customary Benefits.  Executive shall be entitled to all customary and usual fringe benefits and shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to employees of the Company that are in effect during the Employment Term, subject to the terms and conditions of Company’s benefit plan documents, as applicable

6.

Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable, out of- pocket business expenses incurred in the performance of his duties on behalf of Company (including, but not limited to, cell phone, computer and internet expenses).  In addition, Executive shall be entitled to receive prompt reimbursement for all reasonable travel and lodging expenses related to providing services at the Company’s headquarters, with all business expense plans (i.e., how many flights back and forth per month) and amounts to be pre-approved by the Board.

7.

Vacation. Executive shall be entitled to paid vacation, personal and sick days each calendar year, in accordance with the Company’s plans, policies and programs then in effect.  Initially Executive will be granted four (4) weeks of paid vacation, with the Executive’s vacation for 2012 pro-rated based on the period of his service during 2012.

8.

Outside Consulting and Board Service.  Executive may contract with third party commercial or charitable entities as a consultant, advisor or board member; provided however, during his employment, Executive may not engage in activities that compete with the primary business of the Company.

9.

Indemnification. In connection with the execution of the Agreement, the Company will also enter into a customary indemnification agreement with Executive.

10.

Severance Benefits.  Executive and the Board recognize the fact that the Company at the time of this Agreement, does not have the financial capacity to offer a full typical Chief Executive Officer severance package. However, upon the closing of a Qualified Transaction1, a severance package of at least one year’s pay and continued company paid healthcare expenses will automatically be instituted.

11.

Section 409A of the U.S. Internal Revenue Code.  The Company and Executive intend in good faith that this Agreement comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986 and that this Agreement be construed, interpreted and administered in accordance with such intent.

______________________

1 A Qualified Transaction shall occur when the Company (i) closes a debt or equity financing in which the gross proceeds to the Company equals or exceeds $10 million; or (ii) completes a corporate partnership transaction that includes gross proceeds to the Company of at least $10 million to support the Company’s general and administrative expenses (each a “Qualified Transaction”)

12.

Dispute Resolution.  In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this agreement, or the termination of Executive’s employment with Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Executive and Company agree that all disputes shall be fully resolved by confidential, binding arbitration conducted by a single neutral arbitrator in San Diego, California through the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules, which are available at the AAA’s website at www.adr.org or by requesting a copy from the President of the Company.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  To the fullest extent permitted by applicable law, by signing this letter, Executive and Company both waive the rights to have any disputes or claims tried before a judge or jury.

13.

General Provisions.

13.1

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including any successor of the company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company.

13.2

Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.3

Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.4

Headings. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.5

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California, without reference to its conflicts of laws principles.

13.6

Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.

13.7

Survival. Sections 8, 9, 10, 11 and, 12 of this Agreement shall survive Executive’s employment by Company.

13.8

Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return

If to Executive:

Mark L. Baum

1127 Cuchara Drive

Del Mar, CA 92014

If to the Company:

Dr. Robert Kammer

Chairman of the Board of Directors

Imprimis Pharmaceuticals, Inc.

437 South Highway 101, Suite 209

Solana Beach, CA 92075

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.

EXECUTIVE

/s/ Mark L, Baum

Mark L. Baum

IMPRIMIS PHARMACEUTICALS, INC.

By: /s/ Robert Kammer

Name: Dr. Robert Kammer

Title: Chairman of the Board

By: /s/ Jeff Abrams

Name: Dr. Jeff Abrams

Title: Independent Member of the Board

[Signature Page to Employment Agreement]

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